Exhibit 99.1

For:	Cygne Designs, Inc.

Contact: Investor Relations
Bill Zima
(203) 682-8200

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 234

CYGNE DESIGNS ANNOUNCES RESULTS FOR YEAR 2005

New York, NY – May 1, 2006 – Cygne Designs, Inc. (Nasdaq: CYDS) today announced results for the year ended January 31, 2006.

For the year ended January 31, 2006, net sales increased 102% to $58.4 million compared to $29.0 million for the prior year. $38.4 million of the increase in sales resulted from Cygne’s acquisition of the branded and private label business of Diversified Apparel Resources LLC (“DAR”), which was acquired on July 31, 2005. Gross profit for the year ended January 31, 2006 increased to $12.1 million compared to $3.8 million for the prior year period. Gross margins increased to 20.7% compared to 13.2% in the prior year period as a result of higher gross margins on sales stemming from the acquisition for product primarily sourced through a supply agreement with DAR in the period July 31, 2005 through January 31, 2006. The Company recorded a net loss of $5.4 million or $0.30 on a basic and diluted per share basis for the year ended January 31, 2006 compared to net earnings of $313,000, or $0.03 on a basic and diluted per share basis for the prior year period. $5.3 million of the net loss resulted from the amortization of the intangible asset attributable to the acquisition of DAR, amortization of debt discounts on the secured subordinated promissory note and the deferred purchase price, and the impairment of fixed assets located at Cygne’s Guatemalan manufacturing facility.

Cygne and its factor use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net (loss) income is shown in the table below.

Reconciliation of EBITDA (In thousands)	Year Ended
	January 31, 2006	January 29, 2005
Net (loss) income	($5,381)	$313
Depreciation, amortization of intangible assets and impairment of fixed assets	2,166	330
Interest expense including amortization of debt discounts	5,034	159
Provision for income taxes	35	3

EBITDA	$1,854	$805

About Cygne Designs Inc.

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31 2006	January 29 2005	January 31 2006	January 29 2005
Net sales	$25,901	$4,586	$58,453	$28,960
Cost of goods sold	20,001	3,992	46,339	25,133

Gross profit	5,900	594	12,114	3,827
Selling, general and administrative expenses	5,829	450	11,174	3,246
Depreciation and amortization	207	29	997	66
Provision for restructuring	—	—	102	—

(Loss) income from continuing operations before interest and income taxes	(136)	115	(159)	515
Interest expense, net	4,318	(5)	5,012	145
Other expense	175	26	175	26

(Loss) income from continuing operations before income taxes	(4,629)	94	(5,346)	344
Provision for income taxes	7	(12)	35	3

(Loss) income from continuing operations	(4,636)	106	(5,381)	341
(Loss) from discontinued operation	—	(8)	—	(28)

Net (loss) income	($4,636)	$98	($5,381)	$313

(Loss) per share-basic and diluted from continuing operations	($0.20)	$0.01	($0.30)	$0.03
(Loss) per share-basic and diluted from discontinued operation	—	—	—	—

Net (loss) income per share-basic and diluted	($0.20)	$0.01	($0.30)	$0.03

Weighted average common shares outstanding:
Basic	23,416	12,438	17,861	12,438

Diluted	23,416	12,433	17,861	12,443